LETTER OF AGREEMENT

         This letter will confirm and constitute the agreement ("Agreement") as of the 16th day of June, 1998 between Capital Title Group, Inc. (hereinafter "Capital Title" or the "Company") and Miller Capital Corporation ("MCC") pursuant to which MCC will furnish to the Company certain management consulting, financial advisory and investor relations services.

1. MCC SERVICES.

         MCC will perform the following services for the Company: (i) financial consultation with respect to the Company's funding requirements and projected associated costs to include preparation of reports and valuation meaningful to a private placement or public equity funding; (ii) advice and consultation with respect to financial structure, markets and placement of any equity offering; and (iii) investor relations services.

         It is expressly acknowledged and agreed by the parties hereto that MCC's obligations do not insure the successful negotiation of or obtaining of any type of Financing for the Company and any efforts by MCC for obtaining Funding for the Company shall be done on a "BEST EFFORTS" basis only. MCC is not a NASD registered broker/dealer.

         It is expressly acknowledged and agreed by the parties hereto that MCC and employees of MCC are independent contractors and are not employees or officers of the Company.

2. PROVISION OF INFORMATION BY THE COMPANY.

         The Company acknowledges that MCC, in order to perform its services effectively under this Agreement and to satisfy such obligations, requires prompt receipt of all material information with respect to the Company, its operations and prospects. Accordingly, the Company will furnish to MCC copies of all financial statements, tax returns, reports and agreements executed in relation to the Company's business. The Company recognizes the necessity of promptly notifying, and will promptly notify, MCC of all material developments concerning the Company, its business and prospects and will supply MCC with information sufficient to enable MCC to make a determination as to its compliance with its own procedures as well as any legal requirements.

         MCC  will  have   access  to  the   Company's   legal  and   accounting
professionals and with prior approval from the Company access to outside legal counsel and accounting professionals at the Company's expense.
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Capital Title Group, Inc.
June 16, 1998
Page 2

         MCC will accept and hold such Information in complete confidence for their use as contemplated hereby. The confidentiality obligations assumed by MCC hereunder will not apply to any Information which is presently in or subsequently becomes part of the public domain or is otherwise generally known or is obtained from any third party which is in possession of such Information through no fault of MCC.

3. COMPENSATION , TERM AND FEE WAIVER.

For services rendered under this Agreement, MCC shall receive the following compensation:

     A. The Company will pay to MCC a monthly fee of $6,500 as compensation for Investor Relations Services starting with the renewal date of this Agreement and continuing thereafter on a monthly basis for a period of twenty-four (24) consecutive months;

     B. Out-of-pocket expenses incurred by MCC in connection with the services to be performed by it hereunder will be payable by the Company upon submission by MCC of monthly invoices delineating such expense. Any expense over $1,000 must be approved by the Company in advance;

     C. MCC will receive a success fee ("Success Fee") in the form of a cash payment of the gross proceeds of any private financing ("Financing") including any form of equity, convertible debt, debt with warrants, debt with equity incentives to the lender. Success Fee percentages are based on the type of Financing transaction completed on behalf of Capital Title with private placement fees being five (5%) percent of the gross proceeds for any Private Placement Funding payable upon receipt of the net proceeds by the Company. MCC does not receive fees for traditional bank debt arranged directly by the Company;

     D. MCC will receive a Success Fee in the form of a cash payment on the gross proceeds of a public stock offering, payable upon the receipt of the net proceeds by the Company. The Success Fee will be based on the following fee schedule applicable to the gross proceeds received by the Company:
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Capital Title Group, Inc.
June 16, 1998
Page 3
                                               MAXIMUM
          GROSS PROCEEDS                     FEE PERCENT        FEE AMOUNT
          --------------                     -----------        ----------
          $1 up to 10,000,000 million        2.75 percent       $275,000
          $1 up to 20,000,000 million        2.25 percent       $450,000
          $1 up to 30,000,000 million        1.75 percent       $525,000
          $1 to in excess of 30,000,000      1.25 percent

     E. Capital Title shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement. MCC shall earn the Success Fee only upon the closing or receipt of funds from a Financing as described in 3.C. or 3.D., above, and not merely for presenting a financing option or prospective investor which in Capital Title sole discretion is unacceptable;

     F. MCC will receive compensation, the amount to be mutually agreed upon by the Company and MCC, for issuance of an update to the Due Diligence Report dated January 30, 1998, in the event such update is requested by the Company or any third party; and

     G. MCC agrees to waive any fees due from the Koll, Cohen Construction and Lee & Associates equity private placement of common stock associated with the Company's corporate headquarters real estate transaction.

4. EXCLUSIVITY.

     A. The Company acknowledges that the Company is a party to that certain agreement dated April 13, 1998, between the Company and Sanders Morris Mundy ("SMM") whereby SMM has been engaged by the Company as its co-exclusive financial advisor and investment banker (the "SMM Agreement"). The Company further acknowledges that its officers will not engage any other person or entity to serve as its agent or representative to provide services similar to those to be provided by MCC and SMM through the term of this Agreement without the prior written consent of MCC.

     B. If for a period of twenty four (24) months following the successfully closing a Financing, as contemplated under this Agreement, Capital Title desires to commence any Transaction (other than traditional bank debt), Miller Capital Corporation and Sanders Morris Mundy as co-financial advisors to the Company shall have the right of first refusal to act as Capital Title's co-financial advisors, to arrange for placement agents or underwriters, as the case may be, with respect to any such Transaction or Transactions. If Capital Title decides to pursue any such Transaction, and MCC and SMM exercise their right of first refusal provided hereunder, Capital Title, MCC and SMM will enter into an agreement appropriate to the circumstances.
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Capital Title Group, Inc.
June 16, 1998
Page 4

5. COMPANY COVENANT RE MCC EMPLOYEES.

         The Company recognizes that client service officers and other employees of MCC are necessary for the continued servicing by MCC of its several clients. Accordingly, the Company will not, during the term of this Agreement, and for a period of two years after its termination, employ any client service officer, account executive or other employee of MCC in any capacity.

6. ASSIGNMENT.

         MCC recognizes the personal nature of the services to be performed by it and shall not transfer or assign to any other person, firm or corporation its responsibilities and obligations under this Agreement without prior approval of the Company. In the event that a merger, sale of assets or change of control of the Company or MCC shall occur, this Agreement shall be binding upon the successor and assigns of such party.

7. INTEGRATION.

         This writing constitutes the full and complete agreement of the parties, which Agreement may not be modified by any method other than another writing signed by the parties.

8. HEADINGS.

         The paragraph headings have been inserted for convenience and shall not be construed in a manner contrary to the text of this Agreement.

9. ATTORNEY FEES.

         In the event of any action or proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorney fees, such fees to be set by a judge and not by a jury and to be included in any judgment entered in such action or proceeding.
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Capital Title Group, Inc.
June 16, 1998
Page 5

10. INDEMNIFICATION.

         Both MCC and the Company agree to indemnify the other company's respective directors, officers and employees against all losses and claims as is customary in advisory engagements. The provisions of this section shall survive any termination of the engagement that is the subject of this letter.

11. PUBLICITY.

         Capital Title approves the use by MCC of the Company's name or logo in publicity that includes tombstones and advertising related materials used exclusively by MCC. MCC agrees to obtain prior approval, which approval will not be unreasonably withheld, for the use of the Company's name or logo in any other circumstance.

12. EFFECTIVE DATE.

         This Agreement shall be effective as of the date and year first set forth above.

AGREED AND ACCEPTED:

         Please confirm that the foregoing correctly sets forth our mutual understanding by signing and returning the copy of this Agreement provided for that purpose.


Capital Title Agency Inc.                            Miller Capital Corporation
Donald R. Head                                       Rudy R. Miller

By: /s/ Donald R. Head                               By: /s/ Rudy R. Miller
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Title: Chairman and CEO                              Title: Chairman and CEO
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Date:                                                Date:
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